Exhibit 21.1

List of Subsidiaries

Brock Gas Systems & Equipment, Inc.

Cimarex Energy Services, Inc.

Columbus Energy Corp.

Columbus Gas Services, Inc.

Columbus Texas, Inc.

Columbus Energy, LP

Key Production Company, Inc.